SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)1


                              PrivateBancorp, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    742962103
             -----------------------------------------------------
                                 (CUSIP Number)

                                 December 2001
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


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1                 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 742962103                   13G                      Page 2 of 5 Pages



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   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Ralph B. Mandell


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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S. Citizen


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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            270,020
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             4,240
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             270,020
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       4,240

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   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       353,100

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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                  [  ]

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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.23% of a total of 4,804,280 shares outstanding as of December 31, 2001.

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  12.  TYPE OF REPORTING PERSON

       IN

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CUSIP NO. 742962103                    13G                     Page 3 of 5 Pages


ITEM 1(a).        NAME OF ISSUER:

                  PrivateBancorp, Inc.
                  --------------------------------------------------------------
ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Ten North Dearborn
                  Chicago, IL 60602
                  --------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:

                  Ralph B. Mandell
                  --------------------------------------------------------------
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Ten North Dearborn
                  Chicago, IL 60602
                  --------------------------------------------------------------
ITEM 2(c).        CITIZENSHIP:

                  U.S. Citizen
                  --------------------------------------------------------------
ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock
                  --------------------------------------------------------------
ITEM 2(e).        CUSIP NUMBER:

                  742962103
                  --------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)   [ ]   Broker or dealer registered under Section 15 of the
                        Exchange Act;

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c)   [ ]   Insurance company as defined in Section 3(a)(19) of
                        the Exchange Act;

            (d)   [ ]   Investment company registered under Section 8 of the
                        Investment Company Act;

            (e)   [ ]   Investment adviser in accordance with Rule
                        13(d)-1(b)(1)(ii)(E);

            (f)   [ ]   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

            (g)   [ ]   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);

            (h)   [ ]   A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

            (i)   [ ]   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act;

            (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this Statement is filed pursuant to Rule 13d-1(c), check this box. [x]

CUSIP NO. 742962103                   13-G                     Page 4 of 5 Pages

ITEM 4.     OWNERSHIP.

            (a) Amount beneficially owned:

                353,100(1)
                ----------------------------------------------------------------

            (b) Percent of class:

                7.23%
                ----------------------------------------------------------------

            (c) Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote: 270,020
                                                              ------------------

                (ii) Shared power to vote or to direct the vote: 4,240
                                                                 ---------------

                (iii) Sole power to dispose or to direct the disposition of:
                         270,020
                        --------------------------------------------------------

                (iv) Shared power to dispose or to direct the disposition of:
                         4,240
                        --------------------------------------------------------

                (1) The amount beneficially owned by Mr. Mandell includes (i) 78,840 shares subject to stock options which are exercisable within 60 days from December 31, 2001, (ii) 4,240 shares allocated to his account pursuant to the PrivateBancorp, Inc. Savings and Retirement Plan as of December 31, 2001, of which there is shared voting power with the plan trustee, and (iii) 23,600 shares held by Mr. Mandell's spouse.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    Not Applicable.

CUSIP NO. 742962103                   13-G                     Page 5 of 5 Pages

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

    Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

    Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

    Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

    Not Applicable.

ITEM 10.    CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 6, 2002             /s/ Ralph B. Mandell
                                    --------------------------------------------
                                        Ralph B. Mandell